                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               CODA ENERGY, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               CODA ENERGY, INC.
- - -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------


    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------


    (3) Filing Party:

    ---------------------------------------------------------------------------


    (4) Date Filed:

    ---------------------------------------------------------------------------

                               CODA ENERGY, INC.

                        5735 PINELAND DRIVE, SUITE 300
                             DALLAS, TEXAS  75231

                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 1995


     The Annual Meeting of Stockholders of Coda Energy, Inc. (the "Company"), a Delaware corporation, will be held at The Petroleum Club, 2200 Ross Avenue, Dallas, Texas, on Wednesday, May 17, 1995, at 10:00 a.m., Dallas time, for the following purposes:

     (1) To elect ten directors to serve until the next Annual Meeting of Stockholders, or until their respective successors shall be duly elected and qualified; and

     (2) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of the Company's Common Stock, par value $.02 per share, of record at the close of business on April 7, 1995, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders, arranged in alphabetical order, and showing the address of each stockholder and showing the number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the meeting at the Company's principal executive offices at 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, during regular business hours, for a period of 10 days prior to the meeting. Such list shall also be produced and kept at the Annual Meeting during the whole time thereof, and may be inspected by any stockholder who is present. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

     This Notice, the accompanying Proxy Statement, and the enclosed Proxy are sent to you by order of the Board of Directors of the Company.



Dallas, Texas                                      Joyce Berthier
April 14, 1995                                     Secretary

                               CODA ENERGY, INC.

                         5735 PINELAND DRIVE, SUITE 300
                              DALLAS, TEXAS  75231


                                PROXY STATEMENT
                                    FOR ITS
                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 17, 1995


                PLACE, TIME, DATE AND PURPOSES OF ANNUAL MEETING

     This Proxy Statement is furnished to holders of common stock, par value $.02 per share (the "Common Stock"), of Coda Energy, Inc. (the "Company"), a Delaware corporation, in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), and at any adjournment or postponement thereof, scheduled to be held at The Petroleum Club, 2200 Ross Avenue, Dallas, Texas, at 10:00 a.m., Dallas time, on Wednesday, May 17, 1995, for the purposes of: (i) electing ten directors of the Company to serve until the next Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified, and (ii) conducting such other business as may properly come before the Annual Meeting or any adjournment thereof.

     This Proxy Statement and the accompanying notice of meeting and proxy card were first sent or given to stockholders of the Company on or about April 14, 1995.


                    SOLICITATION AND REVOCABILITY OF PROXIES

     The Company expects to solicit proxies primarily by mail, but directors, officers, employees and agents of the Company or its subsidiaries may also solicit proxies in person or by telephone or other electronic means, none of whom will receive additional compensation for such services. However, such persons may be reimbursed for out-of-pocket expenses incurred in connection therewith. The Company will also request brokerage houses, banks, and other fiduciaries to forward soliciting materials to the beneficial owners of shares of Common Stock held of record by such fiduciaries and will reimburse such persons for their reasonable expenses in connection therewith. The accompanying proxy is being solicited on behalf of the Board of Directors of the Company, and the cost of preparing, assembling and mailing the proxies and accompanying materials for the Annual Meeting, including the cost of reimbursing brokers and nominees for forwarding proxies and proxy statements to their principals, will be paid by the Company.

     If the enclosed proxy is properly executed, duly returned and not revoked, the shares represented thereby will be voted in accordance with the instructions contained therein, if any. Unless the stockholder otherwise specifies, the proxy will be voted (i) FOR the election as directors of the Company of the ten nominees named under the caption "NOMINEES FOR DIRECTORS", and (ii) at the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment thereof. Each proxy granted may be revoked by the stockholder appointing such proxy at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy. Proxies marked as withholding authority or abstaining will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as a vote for any proposal as to which authority is withheld or abstention indicated. Proxies returned by brokers as "non-votes" will be treated as present for purposes of determining a quorum for the Annual Meeting but will not be counted as a vote for any proposal as to which a "non-vote" is indicated.

     If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     At this time, management of the Company does not know of any matter to be considered at the meeting other than those set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any such matter, not now known, properly comes before the meeting, the persons named in the enclosed form of proxy will vote such proxy at their discretion and in accordance with their best judgement on such matters.

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994, including audited financial statements, has been sent to stockholders simultaneously with this Proxy Statement, but does not constitute a part of the material for the solicitation of proxies.

     THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, FREE OF CHARGE, TO ANY STOCKHOLDER UPON RECEIPT OF A WRITTEN REQUEST DIRECTED TO KAREN FURRY, 5735 PINELAND DRIVE, SUITE 300, DALLAS, TEXAS 75231.


                  VOTE REQUIRED FOR APPROVAL; SHARES ENTITLED
                              TO VOTE; RECORD DATE

     The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting at which a quorum is present is required to elect each of the ten directors nominated for reelection to the Company's Board of Directors. All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law. As of March 1, 1995, the Company's directors and executive officers, and their affiliates, held an aggregate of 2,443,576 shares of Common Stock, representing approximately 11.1% of the Common Stock outstanding on April 7, 1995 (the "Record Date") and entitled to vote on all proposals to be presented at the
Annual Meeting.   Abstentions from voting and broker "non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions are counted in the tabulation of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been
approved.   The presence at the Annual Meeting, whether in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereat constitutes a quorum for the transaction of business.

     Only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date there were outstanding and entitled to be voted at the
meeting 21,991,008 shares of Common Stock.   These shares constitute the only
class of capital stock of the Company issued and outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote at the Annual Meeting. Cumulative voting is not permitted.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth the name and address of each stockholder of the Company who is known by the Company to beneficially own more than five percent of the Company's outstanding Common Stock, the number of shares beneficially owned by each, and the percentage of outstanding Common Stock so owned, as of December 31, 1994. As of December 31, 1994, there were 22,228,102
shares of Common Stock outstanding.    All such information is derived from
Schedules 13G filed by each party named below with the Securities and Exchange Commission (the "Commission") as of December 31, 1994.


================================================================================
   TITLE OF                NAME AND ADDRESS                AMOUNT       PERCENT
    CLASS                OF BENEFICIAL OWNER             AND NATURE     OF CLASS
                                                          OF BENEFI-
                                                         CIAL OWNER-
                                                             SHIP
================================================================================
Common Stock    Metropolitan Life Insurance Company [1]  1,145,300 [2]      5.15
                One Madison Avenue
                New York, NY 10010

Common Stock    State Street Research & Management
                Company [1]                              1,145,300 [2]      5.15
                One Financial Center, 30th Floor
                Boston, MA 02111-2690
- - --------------------------------------------------------------------------------

     [1] State Street Research & Management Company ("State Street") is a registered investment advisor. According to State Street, all securities reported by it are in fact owned by its clients and State Street disclaims any beneficial interest therein. According to information contained in the Schedule 13G filed by Metropolitan Life Insurance Company ("Metropolitan Life"), the shares of Common Stock reported by State Street are the same shares reported by Metropolitan Life.

     [2] Metropolitan Life and State Street have sole investment power with respect to all of the shares but have sole voting power with respect to only 811,000 shares.

     The table appearing below sets forth information as of March 1, 1995, with respect to shares of Common Stock beneficially owned by each of the present directors and nominees for director, the Company's Chief Executive Officer and the four other most highly compensated executive officers, and all directors and executive officers as a group, and the percent of the outstanding Common Stock
so owned by each.   As of March 1, 1995, there were 22,058,496 shares of Common
Stock outstanding.


================================================================================
   TITLE OF          DIRECTORS AND NAMED          AMOUNT AND     PERCENT
    CLASS            EXECUTIVE OFFICERS           NATURE OF      OF CLASS
                                                  BENEFICIAL
                                                OWNERSHIP [1]
========================================================================
Common Stock    Earl E. Ellis                      217,262 [2]       1.0
Common Stock    T. W. Eubank                       429,679 [3]       1.9
Common Stock    Walter B. Hailey, Jr.              225,080 [4]       1.0
Common Stock    Grant W. Henderson                  16,261 [5]       [12]
Common Stock    Frank P. Horlock                   117,695 [6]       [12]
Common Stock    Jarl P. Johnson                    978,602           4.4
Common Stock    David A. Keener                    149,224 [7]       [12]
Common Stock    Tommie E. Lohman                   534,091 [8]       2.4
Common Stock    Douglas H. Miller                  749,931 [9]       3.3
Common Stock    Worthy R. Warnack, M.D.            122,574[10]       [12]
- - ------------------------------------------------------------------------
Common Stock    All directors and executive      3,640,556[11]      15.7
                officers as a group (13 persons)
- - ------------------------------------------------------------------------


     [1] Unless otherwise indicated, all shares are owned directly by the named person and he has sole voting and investment power with respect to such shares.

     [2] Includes warrants to purchase 25,000 shares exercisable within 60 days; 6,000 shares owned by Suni Ellis, daughter of Mr. Ellis, as to which beneficial ownership is disclaimed; and 72,750 shares held in Mr. Ellis' account by a trustee under the Benjamin Jacobson & Sons Money Purchase Pension Plan, over which Mr. Ellis holds dispositive power.

     [3] Includes warrants to purchase 25,000 shares exercisable within 60 days; options to purchase 7,750 shares exercisable within 60 days; and 10,000 shares held in Mr. Eubank's account by a trustee under the Company's 401(k) Employee Savings Plan, over which Mr. Eubank holds dispositive power.

     [4] Includes warrants to purchase 100,000 shares exercisable within 60 days; options to purchase 41,250 shares exercisable within 60 days; 13,235 shares owned by Barbara Hailey, wife of Mr. Hailey, as to which beneficial ownership is disclaimed; 350 shares owned by Michael Hailey, son of Mr. Hailey, as to which beneficial ownership is disclaimed; and 28,800 shares owned by a trust of which Mr. Hailey is a co-trustee.

     [5]  Includes options to purchase 10,623 shares exercisable within 60 days.

     [6] Includes warrants to purchase 100,000 shares exercisable within 60 days.

     [7] Includes warrants to purchase 100,000 shares exercisable within 60 days; and, options to purchase 41,250 shares exercisable within 60 days.

     [8] Includes warrants to purchase 25,000 shares exercisable within 60 days; and 525 shares held in Mr. Lohman's account by a trustee under the Company's 401(k) Employee Savings Plan, over which Mr. Lohman holds dispositive power.

     [9] Includes warrants to purchase 525,000 shares exercisable within 60 days; options to purchase 6,121 shares exercisable in 60 days; and 11,231 shares held in Mr. Miller's account by a trustee under the Company's 401(k) Employee Savings Plan, over which Mr. Miller holds dispositive power.

     [10] Includes warrants to purchase 100,000 shares exercisable within 60 days.

     [11] Includes all shares, options and warrants referenced in notes [2] through [10] above; 10,171 shares held directly or indirectly by other executive officers of the Company; and options to purchase 89,986 shares exercisable within 60 days held by other executive officers.

     [12] Less than one percent.


                             NOMINEES FOR DIRECTORS

   Ten directors are to be elected at the Annual Meeting (which number constitutes the entire Board of Directors of the Company). The term of office for which each person is a nominee will expire at the next Annual Meeting of the Company's stockholders or when his successor shall have been elected and qualified. Unless otherwise instructed, the proxy holders intend to vote the proxies received by them FOR the ten nominees below. Each nominee named has consented to his being nominated for directorship.

   If any nominee becomes unavailable for election for any reason, the proxy holders will consult with management of the Company and follow the directions of management of the Company with regard to voting the shares for which they hold proxies. At this time, management of the Company has no reason to believe that any nominee will be unwilling or unable to serve if elected a director of the Company. Should any nominee decline or be unable to accept such nomination or be unable to serve as a director, the Board of Directors reserves the right to substitute another person as nominee, or to reduce the number of nominees to such extent as they shall deem advisable.



          NAME             AGE   DIRECTOR              POSITION
                                  SINCE              WITH COMPANY
===========================================================================
Earl E. Ellis               53     1992     Director
T. W. Eubank                52     1981     Director, President, Chief
                                            Operating Officer
Walter B. Hailey, Jr.       67     1981     Director
Grant W. Henderson          36  March 1995  Director, Executive Vice Pre-
                                            sident, Chief Financial Officer
Frank P. Horlock            69     1990     Director
Jarl P. Johnson             65  Sept. 1994  Vice Chairman of the Board,
                                            President of Diamond Energy
                                            Operating Company
David A. Keener             71     1981     Director
Tommie E. Lohman            57  April 1994  Director, President of Taurus
                                            Energy Corp.
Douglas H. Miller           47     1987     Chairman of the Board,
                                            Chief Executive Officer
Worthy R. Warnack, M.D.     40     1990     Director
- - ---------------------------------------------------------------------------

   Earl E. Ellis is a managing partner in the firm of Benjamin Jacobson and Sons, specialists on the New York Stock Exchange. He has been associated with Benjamin Jacobson and Sons since 1977.

   T. W. Eubank was elected President and Chief Operating Officer of the Company in March 1985. He was Chief Executive Officer from July 1987 to October 1989 and became Chief Operating Officer in October 1989 and Chief Financial Officer in September 1989. He has been a director of the Company since 1981 and served as Vice President and Chief Financial Officer from 1981 to March 1985.

   Walter B. Hailey, Jr. has been active in personal investments in the oil and gas industry since 1975. Mr. Hailey is also the principal of Planned Marketing Associates, Inc., a sales training company.

   Grant W. Henderson joined the Company in October 1993 as Executive Vice President and Chief Financial Officer. Mr. Henderson was employed by NationsBank from 1981 until joining the Company, last serving as a Senior Vice President in its Energy Banking Group. Mr. Henderson spent over 12 years developing financial strategies and credit facilities for public and private companies involved in the energy industry.

   Frank P. Horlock is engaged in ranching and private investments. From 1950 to 1988, Mr. Horlock owned and operated a large wholesale beer distributorship in Houston, Texas.

   Jarl P. Johnson has been active in the oil and gas industry since 1953. Mr. Johnson worked for Phillips Petroleum from 1953 to 1955, and for Kewanee Oil Co. from 1955 to 1978 where he served as

Manager of Engineering for 14 years. He worked for Hamilton Brothers Oil Company from 1978 to 1980 and was Vice President of Engineering. From 1980 to 1986 he was Vice President of Operations for Ensource Inc. Mr. Johnson formed his own company, PetroJarl, Inc., in 1986 to own non-operated oil and gas interests. He became President and a director of Diamond Energy Operating Company ("Diamond") and Diamond A Inc. ("Diamond A") in October 1989, both of
which were acquired by the Company in September 1994.   The Company has agreed
to continue to nominate Mr. Johnson to its Board of Directors as long as Mr. Johnson holds at least 800,000 shares of Common Stock.

     David A. Keener has been active in the oil and gas industry since 1975. He served as President and Chief Executive Officer of the Company from November 1981 to September 1982, at which time he became Executive Vice President. Mr. Keener was appointed Vice Chairman of the Board of Directors in 1985 and resigned from his capacity as Executive Vice President at the same time. Mr. Keener resigned as Vice Chairman in 1990.

     Tommie E. Lohman has been active in the oil and gas industry since 1959. From 1962 to 1988, Mr. Lohman was employed by Texas Oil & Gas Corp. ("TXO") rising to the position of Director and Executive Vice President of TXO and President of Delhi Gas Pipeline Corporation, a wholly owned subsidiary of TXO engaged in natural gas gathering and processing. In 1988, Mr. Lohman organized and served as President of Taurus Energy Corp. ("Taurus"), which was acquired by the Company in April 1994. The Company has agreed to continue to nominate Mr. Lohman to its Board of Directors as long as Mr. Lohman holds at least 400,000 shares of Common Stock.

     Douglas H. Miller was elected Chairman of the Board and Chief Executive Officer in October 1989 and has served as a director since 1987. Mr. Miller was first employed in the securities industry in 1968, focusing primarily on the energy industry. He was the owner of a broker-dealer company, sold in 1993, for approximately ten years, and has served on various non-public boards.

   Worthy R. Warnack, M.D. is engaged in the private practice of medicine. He is also active in personal investments in the oil and gas industry.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NAMED NOMINEES.

                               EXECUTIVE OFFICERS

   The following table sets forth the executive officers of the Company. Officers are elected by the Board of Directors annually to serve until their successors are elected and qualified or until their earlier resignation or removal. Officers serve at the discretion of the Board of Directors. Pursuant to the terms of the acquisitions of Taurus and Diamond, the Company agreed to appoint Mr. Lohman President of Taurus and Mr. Johnson President of Diamond. Otherwise, there are no arrangements or understandings (including employment contracts) pursuant to which any person was elected an officer.

===================================================================
        NAME          AGE    HELD                 POSITION
                            OFFICE              WITH COMPANY
                            SINCE
===================================================================
Douglas H. Miller      47     1989      Chief Executive Officer,
                                        Chairman of the Board
Jarl P. Johnson        65  Sept. 1994   Vice Chairman of the
                                        Board, President of Dia-
                                        mond Energy Operating
                                        Company
T. W. Eubank           52     1981      Director, President, Chief
                                        Operating Officer
Tommie Lohman          57  April 1994   Director, President of Tau-
                                        rus Energy Corp.
Grant W. Henderson     36     1993      Director, Executive Vice
                                        President, Chief Financial
                                        Officer
J. William Freeman     54     1990      Vice President - Engineering
Nancy C. McCaskell     39     1990      Vice President - Land
J.W. Spencer III       44     1991      Vice President - Operations
===================================================================


   The following is a brief description of the business background of each of the executive officers who are not also nominees for directors. For a narrative description of the business background of Messrs. Eubank, Henderson, Johnson, Lohman and Miller see "NOMINEES FOR DIRECTORS."

     J. William Freeman is a registered Professional Engineer in the State of Texas and joined the Company in 1990 as its senior reservoir and economics engineer. Mr. Freeman has worked in the oil and gas industry for 27 years principally in the area of acquisitions of oil and gas properties. Prior to 1985 Mr. Freeman was employed by Gulf Oil Corporation. From 1985 to November 1989, Mr. Freeman worked for Parker & Parsley as a reservoir engineer, and from December 1989 until joining the Company he worked as an independent oil and gas engineer.

     Nancy C. McCaskell has been employed by the Company since 1986 as supervisor of its land department and was elected Vice President-Land in 1990. Ms. McCaskell began her career in 1980 as an independent consultant to various energy companies until 1984 at which time she began devoting her time exclusively to the Company, specializing in acquisitions.

     J. W. Spencer III has been involved in production and reservoir engineering since 1973. From 1985 until March 1991, when he joined the Company as Vice President - Operations, he was Manager of Production for Conquest Exploration. Prior to 1985, Mr. Spencer was employed as an engineer by Gulf Oil Corporation.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Messrs. T.W. Eubank, Douglas H. Miller, Grant W. Henderson, J. William Freeman and J.W. Spencer III, each a director and/or executive officer of the Company, failed to file on a timely basis one Form 4 to report one transaction made in 1994. Mr. Earl Ellis, a director of the Company, failed to file on a timely basis two Forms 4 to report two transactions made in 1994. In making this disclosure, the Company has relied upon copies of the reports its directors and executive officers have filed with the Commission and with certain written information provided to the Company by or for such officers and/or directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

   THE INFORMATION PROVIDED HEREIN UNDER THE HEADINGS "REPORT ON EXECUTIVE COMPENSATION" AND "PERFORMANCE GRAPH" SHOULD NOT BE DEEMED TO BE INCORPORATED BY REFERENCE IN ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934.

   Summary Compensation Table. The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the four highest paid executive officers, as well as the total compensation paid to each individual during the Company's last three fiscal years. Such individuals are sometimes referred to as the "named executive officers."




                                                                              Long-term
                                                                             Compensation
                                                                             ------------
                                                Annual Compensation             Awards
                               ----------------------------------------------------------
                                                               Other Annual   Securities
Name and Principal             Year     Salary($)  Bonus($)    Compensation   Underlying         All Other
    Position                                                       ($)[5]    Options/SARs        Compensa-
                                                                                  (#)             tion($)
- - ---------------------------------------------------------------------------------------------------------------
Douglas H. Miller                 1994   201,469      15,938      12,000 [6]        28,865           7,131 [10]
Chief Executive Officer           1993   181,563      24,811      12,000 [6]        17,500           6,769 [11]
                                  1992   175,783      35,076      12,000 [6]        30,000           2,139 [12]

T. W. Eubank                      1994   172,688      13,604      12,000 [6]        24,750           9,629 [13]
President, Chief                  1993   155,625      21,498      12,000 [6]        15,000           9,320 [14]
Operating Officer                 1992   151,410      30,212      12,000 [6]        30,000           8,789 [15]

Grant W. Henderson[1]             1994   143,906      10,919          --            20,620           4,958 [16]
Executive Vice President,         1993    30,501       3,996          --            25,000              --
Chief Financial Officer           1992        --          --          --                --              --

Tommie E. Lohman[2]               1994   100,781       7,475       6,500 [6][7]    107,500 [9]       4,928 [17]
President - Taurus Energy         1993        --          --          --                --              --
 Corp.                            1992        --          --          --                --              --

Jarl P. Johnson[3]                1994    45,854      31,104 [4]   1,500 [6][8]    108,750 [9]       2,100 [18]
President - Diamond Energy        1993        --          --          --                --              --
 Operating Company                1992        --          --          --                --              --
 ---------------------------------------------------------------------------------------------------------------

     [1] Mr. Henderson's employment did not commence until October 15, 1993 when he joined the Company as Executive Vice President and Chief Financial Officer.

     [2] Mr. Lohman's employment did not commence until April 29, 1994 when the Company acquired Taurus. Mr. Lohman's compensation is therefore reported from May 1, 1994 through December 31, 1994.

     [3] Mr. Johnson's employment did not commence until September 30, 1994 when the Company acquired Diamond and Diamond A. Mr. Johnson's compensation is therefore reported from October 1, 1994 through December 31, 1994.

     [4] Includes $27,936 paid to Mr. Johnson as compensation pursuant to the terms of the acquisition of Diamond and Diamond A.

     [5] For each of the named executive officers, the aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.

     [6] Director's fees paid by the Company ($6,000 in cash and $6,000 in Common Stock, calculated quarterly at the average market price per quarter). The cash portion of the director's fees is paid in the quarter earned while the stock portion of the director's fees is paid after the end of such quarter.

     [7] Director's fees paid to Mr. Lohman were prorated to reflect his becoming a director on April 29, 1994. Although Mr. Lohman accrued $8,000 in director's fees, only $6,500 of those fees were paid in fiscal year 1994. See Note [6].

     [8] Director's fees paid to Mr. Johnson were prorated to reflect his becoming a director on September 30, 1994. Although Mr. Johnson accrued $3,000 in director's fees, only $1,500 of those fees were paid in fiscal year 1994. See Note [6].

     [9] Includes a warrant for the purchase of up to 100,000 shares which is awarded to each director of the Company on the date of his election or selection and vests 25,000 shares per year beginning on the first anniversary of the grant.

     [10] Includes $6,742 attributable to the Company's matching contribution to its 401(k) Plan; and, $389 paid by the Company for term life insurance premium.

     [11] Includes $6,381 attributable to the Company's matching contribution to its 401(k) Plan; and, $389 paid by the Company for term life insurance premium.

     [12] Includes $1,750 attributable to the Company's matching contribution to its 401(k) Plan; and, $389 paid by the Company for term life insurance premium.

     [13] Includes $9,240 attributable to the Company's matching contribution to its 401(k) Plan; and, $389 paid by the Company for term life insurance premium.

     [14] Includes $8,931 attributable to the Company's matching contribution to its 401(k) Plan; and, $389 paid by the Company for term life insurance premium.

     [15] Includes $8,400 attributable to the Company's matching contribution to its 401(k) Plan; and, $389 paid by the Company for term life insurance premium.

     [16] Includes $4,569 attributable to the Company's matching contribution to its 401(k) Plan; and, $389 paid by the Company for term life insurance premium.

     [17] Includes $4,747 attributable to the Company's matching contribution to its 401(k) Plan; and, $181 paid by the Company for term life insurance premium.

     [18] Constitutes $2,100 paid by the Company for term life insurance premium.

       Stock Option Grants. The following table sets forth certain information concerning options/SARs granted during 1994 to the named executive officers of the Company.



                                           OPTION/SAR GRANTS IN LAST FISCAL YEAR
- - --------------------------------------------------------------------------------------------------------------------------
                                                                                         Potential realizable value at as-
                                  Individual Grants                                      sumed annual rates of stock price
                                                                                         appreciation for option term[6]
- - --------------------------------------------------------------------------------------------------------------------------
                          Number of      Percent of total op-    Exercise
Name                     securities       tions/SARs granted     or base     Expiration             5%($)             10%($)
                           under-                 to              price         date
                          lying op-      employees in fiscal    ($/Sh)[5]
                         tions/SARs            year[4]
                           grant-
                           ed (#)
- - --------------------------------------------------------------------------------------------------------------------------
Douglas H. Miller              9,615[1]                    1.3        5.00     5-26-99           13,269             29,326
                              19,250[2]                    2.7       5.625    12-13-04           68,049            172,384
T.W. Eubank                    8,250[1]                    1.1        5.00     5-26-99           11,385             25,163
                              16,500[2]                    2.3       5.625    12-13-04           58,328            147,758
Grant W. Henderson             6,870[1]                    0.9        5.00     5-26-99            9,481             20,954
                              13,750[2]                    1.9       5.625    12-13-04           48,606            123,131
Tommie E. Lohman               7,500[2]                    1.0       5.625    12-13-04           26,513             67,163
                             100,000[3]                   13.8       4.875    04-29-04          306,500            776,500
Jarl P. Johnson                8,750[2]                    1.2       5.625    12-13-04           30,931             78,356
                             100,000[3]                   13.8        6.75    09-30-04          424,000          1,076,000
- - --------------------------------------------------------------------------------------------------------------------------

  [1] These stock options are exercisable in one-third increments annually commencing on the date of the grant, and are contingent upon the individual remaining employed with the Company through such dates.

  [2] These stock options are exercisable in one-third increments annually commencing one year from the date of the grant, and are contingent upon the individual remaining employed with the Company through such dates.

  [3] Represents a one-time grant of a warrant to purchase 100,000 shares of Common Stock granted to Messrs. Lohman and Johnson on the dates each were selected to be on the Board of Directors pursuant to the Compensation Plan for Directors. See "DIRECTORS' COMPENSATION." Each warrant is exercisable in one-quarter increments annually commencing one year from the date of the grant, and each year's vesting is contingent upon the director attending at least 75% of the meetings of the Board of Directors for that year.

  [4] The percentages include the one-time grants to each of Messrs. Lohman and Johnson of a warrant to purchase up to 100,000 shares which were awarded to Messrs. Lohman and Johnson in their capacities as directors, not as employees, of the Company or its subsidiaries. See Note [3] above.

  [5] The exercise price is equal to the fair market value per share of the Company's Common Stock on the date of the grant.

  [6] The amounts disclosed in these columns, which reflect appreciation at the 5% and 10% rates dictated by the Commission, are not intended to be a forecast of the Company's Common Stock price and are not necessarily indicative of the actual values which may be realized by the named executive officers.

     Option Exercises and Holdings. The following table sets forth certain information with respect to the named executive officers of the Company concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.


                         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR
                                            END OPTION/SAR VALUES
- - -------------------------------------------------------------------------------------------------------------------
                          Shares        Value    Number of securities underly-    Value of unexercised in-the money
Name                   acquired on    realized   ing unexercised options/SARs     options/SARs at FY-end ($) exercis-
                       exercise(#)     ($)[1]       at FY-end (#) exercis-              able/unexercisable[2]
                                                      able/unexercisable
- - -------------------------------------------------------------------------------------------------------------------
Douglas H. Miller         16,875       64,800               609,038/67,327                      1,792,163/91,546
T.W. Eubank              575,000    2,003,125                32,750/62,000                         75,875/89,188
Grant W. Henderson          --          --                   10,623/34,997                           2,290/9,736
Tommie E. Lohman            --          --                       0/107,500                             0/115,313
Jarl P. Johnson             --          --                       0/108,750                               0/3,281
- - ---------------------------------------------------------------------------------------------------------------------

     [1] The value realized is calculated by subtracting the exercise price per share from the market value per share of the Company's Common Stock on the date of the exercise, multiplied by the number of shares of Common Stock underlying the exercised options.

     [2] Values are calculated by subtracting the exercise price per share from the market value per share of the Company's Common Stock at fiscal year end, multiplied by the number of shares of Common Stock underlying the in-the-money options, and assumes a fair market value at fiscal year end of $6.00 per share (the closing price of the Company's Common Stock on December 31, 1994).


                            DIRECTORS' COMPENSATION

     The Compensation Plan for Directors adopted during 1990, which applies equally to non-employee directors and directors who are also employees of the Company, provides a quarterly Director's fee of $3,000, half in cash and half in Common Stock (at the average market price for the quarter), plus the one-time grant to each Director of a warrant to purchase up to 100,000 shares of Common Stock, at an exercise price equal to the greater of $3.00 per share or the closing trade price on the date of the grant. The initial grant, made December 19, 1990, to all Directors elected at the Annual Meeting of Stockholders held on that date, was at a specified price of $3.125 per share; subsequent grants, made to each new Director when first elected or appointed as such, have an exercise price equal to the greater of $3.00 or the closing market price on the date of election or appointment. The right of exercise vests in 25,000 share increments at the end of each of the first four years of the Director's service beginning after 1990, provided the Director attends at least 75% of all Board of Directors' meetings during that year. Failure to attend the requisite number of meetings during a given year will cause forfeiture of the portion of the warrant eligible for vesting that year. The warrant expires at the earlier of ten years after the date of grant or three months after a Director ceases to serve as such (fifteen months if service ceases because of death or disability).

     The cash portion of the director's compensation is paid monthly in the month earned. The stock portion of the director's compensation is paid quarterly, at the beginning of the quarter immediately following the quarter in which the compensation was earned. During 1994, each Director, except for

Messrs. Lohman and Johnson, was paid $6,000 in cash and 1,041 shares of Common Stock under the Compensation Plan for Directors; each also became vested in the right to exercise 25,000 shares under his respective Compensation Plan warrant. Mr. Lohman was paid $4,000 in cash and 410 shares of Common Stock and Mr. Johnson was paid $1,500 in cash and no shares of Common Stock under the Compensation Plan for Directors. Neither Mr. Lohman nor Mr. Johnson became vested as to any shares underlying their respective Compensation Plan warrants during 1994.


                        REPORT ON EXECUTIVE COMPENSATION

     Compensation of the Company's executive officers in 1994 was comprised principally of base salary, annual bonus, and incentive stock options. The Company does not have employment agreements with any of its executive officers, nor does it provide pension, retirement and many other benefits commonly included in executive compensation packages. Base salaries set by the Board are the result of an historically conservative compensation policy and, based upon information obtained from third party sources, are believed to be generally at or below those of executives who hold comparable positions in similarly situated companies in the oil and gas industry. (In the case of Jarl P. Johnson, his base salary level was stipulated in the Agreement and Plan of Merger dated June 11, 1994, between the Company, the Company's merger subsidiaries, and Diamond and Diamond A.)

     A significant portion of each executive officer's compensation in 1994 was directly linked to corporate performance through application of the Company's 1994 Incentive Bonus Plan for Officers, as well as the 1989 and 1993 Incentive Stock Option Plans. The 1994 Incentive Bonus Plan for Officers provided for the payment of cash bonuses under a formula tied to the difference between the Company's 1994 and 1993 year end stock prices. Under the stock option plans, the Board made discretionary awards of stock option grants to Company and Company subsidiary officers and others whose judgment, initiative and efforts contributed or are expected to contribute to the successful performance of the Company. Pursuant to the terms of the plans, the exercise price of each stock option may not be less than 100% of the fair market value per share on the date of grant. The Board believes that participants in these plans are more highly motivated over the long-term, and that such participation is beneficial in aligning management's and stockholders' interests and ultimately enhancing stockholder value. The Board is considering the adoption of a similar incentive bonus plan for 1995.

     The Company's total compensation program is grounded fundamentally upon business performance and the desire to increase stockholder value. The Board makes its own subjective determination of the Company's business performance relative to opportunities and difficulties encountered during the year. Other factors such as earnings, cash flow and reserve base replacement and growth are also considered. The bonus payments made and the options granted during fiscal year 1994 reflected the favorable performance of the Company, including in particular an aggregate increase in reserves of approximately 53% (calculated on a barrel of oil equivalent basis).

     The compensation of the Company's Chief Executive Officer, Mr. Douglas H. Miller, is determined in the same manner as that for other executive officers of the Company. The bonus paid to Mr. Miller in 1994 was, as contemplated under the 1994 Incentive Bonus Plan for Officers, contingent upon an increase in the price of the Company's Common Stock over the fiscal year 1994. The approximate 11% increase in Mr. Miller's base salary at year end 1994, coupled with two stock option grants totaling 28,865 shares, was in recognition of Mr. Miller's contributions to the Company's performance.

     The Board believes that the increase in stockholder value, the reserve base growth and replacement, and the continued growth and vitality of the Company may be traced directly to the quality of leadership displayed by Mr. Miller during his tenure with the Company.

     The Company's compensation policy is to provide a reasonably competitive level of compensation in order to attract, motivate, reward and retain experienced, qualified personnel with the talent necessary to achieve the Company's objectives and strategies. The incentives provided through bonus and stock option plans are intended to promote a mutuality of interests between the executive officers and stockholders. Based upon its experience, the Board believes that this approach has been and will continue to be successful in balancing compensation levels with stockholder interests. The Board further believes its compensation policy is essential to the Company's short and long-term success in a highly competitive environment.

     The above report was submitted by the Company's Board of Directors:  Earl
E. Ellis, T.W. Eubank, Walter B. Hailey, Jr., Frank P. Horlock, Jarl P. Johnson, David A Keener, Tommie E. Lohman, Douglas H. Miller, and Worthy R. Warnack, M.D. (Grant W. Henderson did not join the Board until March 15, 1995, which was subsequent to the preparation and submission of this report.) IN ACCORDANCE WITH THE RULES OF THE COMMISSION, THE ABOVE REPORT SHOULD NOT BE DEEMED "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION OR SUBJECT TO REGULATIONS 14A OR 14C PROMULGATED PURSUANT TO THE EXCHANGE ACT OF 1934, OTHER THAN AS PROVIDED IN ITEM 402 OF REGULATION S-K PROMULGATED BY THE COMMISSION, OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT OF 1934.


       Performance Graph. The following performance graph reflects yearly percentage change in (i) the Company's cumulative, five year total stockholder return on Common Stock as compared with the cumulative, five year total return of (ii) the National Association of Securities Dealers Automated Quotation System ("NASDAQ") Market Value Index and (iii) a peer group index. The peer group index was supplied by Media General Financial Services, an independent third-party source, and is comprised of approximately 194 companies categorized under the Standard Industrial Classification Number 1311 (Crude Petroleum and Natural Gas) applicable to the Company. All cumulative returns are calculated on a fiscal year basis ending on December 31 of each year. IN ACCORDANCE WITH THE RULES OF THE COMMISSION, THE FOLLOWING PERFORMANCE GRAPH SHOULD NOT BE DEEMED "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION OR SUBJECT TO REGULATIONS 14A OR 14C PROMULGATED PURSUANT TO THE EXCHANGE ACT OF 1934, OTHER THAN AS PROVIDED IN ITEM 402 OF REGULATION S-K PROMULGATED BY THE COMMISSION, OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT OF 1934.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
        CODA ENERGY, INC., NASDAQ MARKET INDEX AND PEER GROUP INDEX [1]

                                     FISCAL YEAR ENDING
- - -----------------------------------------------------------------------
COMPANY                1989   1990     1991     1992     1993     1994
- - -----------------------------------------------------------------------
Coda Energy Inc.        100   73.47    85.71   132.65   175.51   195.92
Industry Index          100   86.49    90.30    85.74   102.16   107.06
Broad Market            100   81.12   104.14   105.16   126.14   132.44
- - -----------------------------------------------------------------------


     [1] Assumes (i) the sum of $100 was invested on January 1, 1990, in the Company's Common Stock and in each index and (ii) the reinvestment of dividends.

                      MEETINGS OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors held eight meetings during the year ended December 31, 1994.

     The Company has an Audit Committee presently composed of Messrs. Eubank, Warnack and Keener which held one meeting during the year ended December 31, 1994. The functions of the Audit Committee include the following: (i) recommending independent accountants to the Board of Directors; (ii) reviewing the audit program, including the Company's internal control procedures, with the independent accountants and Company officers; (iii) reviewing the Company's financial statements; (iv) approving other professional services provided by the independent accountants; and (v) evaluating the independence of the Company's independent accountants.

     The Board also has a Compensation Committee (currently consisting of Messrs. Hailey and Horlock) which met one time during 1994. The Compensation Committee assists the Board of Directors in establishing compensation for key employees.

     The Board of Directors also has a Nominating Committee (currently consisting of Messrs. Eubank, Hailey and Miller) which did not meet during 1994. The Nominating Committee assists the Board of Directors by recommending nominees for election to the Board of Directors or nominees to fill additional directorships that may be created or vacancies that may exist on the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Recommendations by stockholders should be submitted to the Secretary of the Company no later than the last date for submission by stockholders of proposals for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting of stockholders, and should identify the nominee by name and provide detailed background information.

     Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board of Directors on which such director served.


                              CERTAIN TRANSACTIONS

     In April 1994, the Company acquired by merger all of the issued and outstanding common stock of Taurus in exchange for 1,500,000 shares of Common Stock, valued at approximately $7.3 million, and $3.25 million in cash. The Company assumed existing Taurus indebtedness of approximately $9.75 million. Contemporaneous with the consummation of the merger, Tommie E. Lohman, President of Taurus and a principal shareholder thereof, was appointed to the Board of Directors of the Company and reappointed President of Taurus, a wholly owned subsidiary of the Company. In connection with this transaction, Mr. Lohman received 500,000 shares of Common Stock, valued at approximately $2.4 million, and $1,083,333 in cash. He also received a warrant to purchase 100,000 shares of Common Stock at an exercise price of $4.875, the closing stock price on the date of the grant, upon his being appointed to the Board of Directors of the Company.

     In connection with the acquisition of Taurus, Mr. Lohman made a loan to the Company for the sum of $1.0 million in exchange for a subordinated promissory note from the Company having a term of three years, payable in three equal annual installments of principal plus accrued interest calculated at the rate of seven percent per annum.

     In September 1994, the Company acquired by merger all of the issued and outstanding common stock of Diamond and Diamond A in exchange for 3,647,715 shares of Common Stock. Contemporaneous with the consummation of the merger, Jarl P. Johnson, President of Diamond and Diamond A and a principal shareholder thereof, was appointed to the Board of Directors of the Company and reappointed President of Diamond, a wholly owned subsidiary of the Company. In connection with this transaction, Mr. Johnson received 1,003,123 shares of Common Stock, valued at approximately $6.8 million. He also received a warrant to purchase 100,000 shares of Common Stock at an exercise price of $6.75, the closing stock price on the date of the grant, upon his being appointed to the Board of Directors of the Company.

     Douglas H. Miller, Chairman of the Board and Chief Executive Officer of the Company, was indebted to the Company in an aggregate amount of $78,482 on December 31, 1994. Of this aggregate amount of indebtedness, $14,490 and $6,375 are evidenced by promissory notes bearing interest at the rate of 3.75% and the prime rate of interest charged by NationsBank of Texas, N.A. plus one percent, respectively. The remaining indebtedness of $57,617 is owed by Mr. Miller under an open account with the Company. The open account does not bear interest. Except for the promissory note in the aggregate amount of $14,490, the proceeds from which were used to purchase Common Stock under the Company's 1994 Employee Stock Purchase Plan, all indebtedness represents Mr. Miller's miscellaneous personal expenses. As of March 1, 1995, the aggregate amount of indebtedness owed by Mr. Miller to the Company was $81,334, all of the increase of which is attributable to Mr. Miller's open account with the Company.

     Jarl P. Johnson, Vice Chairman of the Board and President of Diamond, was indebted to Diamond in the aggregate amount of $222,676 on December 31, 1994. This indebtedness is evidenced by a promissory note, payable on demand, bearing interest at the rate of 10% per annum. The indebtedness is secured by a pledge of certain shares of Common Stock owned by Mr. Johnson. The indebtedness arose in June of 1990, prior to the Company's acquisition of Diamond, when Mr. Johnson and certain other Diamond shareholders obtained certain properties of Diamond in exchange for notes. The properties were then contributed to Diamond A in exchange for shares of Diamond A, which shares were in turn pledged to secure the notes.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for its current fiscal year. Ernst & Young LLP has audited the books and accounts of the Company starting with the Company's fiscal year ended June 30, 1990.

     The Company expects that one or more representatives from Ernst & Young LLP will be present at the Annual Meeting of Stockholders with the opportunity to make statements if they so desire. The Company expects that these representatives will also be available to respond to appropriate questions from the floor at the Annual Meeting of Stockholders.

                                 OTHER BUSINESS

     The only business to come before the meeting of which the management is aware is set forth in the Proxy Statement. If any other business is presented, it is intended that discretionary authority to vote the proxies shall be exercised with respect thereof.


                             STOCKHOLDER PROPOSALS

     Any stockholder desiring to submit a proposal for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting of stockholders must advise the Secretary of the Company of such proposals in writing by December 18, 1995. All such proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.


PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE.


                                            By Order of the Board of Directors



Dallas, Texas                               Joyce Berthier
April 14, 1995                              Secretary

                               CODA ENERGY, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints T.W. Eubank and Douglas H. Miller, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Coda Energy Inc. (the "Company") to be held on May 17, 1995 at 10:00 a.m., Dallas time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common
Stock of the Company held or owned by the undersigned as directed on the reverse, and in their discretion upon such other matters as may come before the meeting.


                        (TO BE SIGNED ON REVERSE SIDE)


- - --------------------------------------------------------------------------------

[X] Please mark your
    votes as in this
    example

1.  Election of Directors
                           [ ]FOR        [ ]WITHHELD

For except vote withheld from the following nominee(s)

- - ------------------------------------------------------

Nominees: Earl E. Ellis, T.W. Eubank, Walter B. Hailey, Jr., Grant W. Henderson,
          Frank P. Horlock, Jarl P. Johnson, David A. Keener, Tommie E. Lohman, Douglas H. Miller, Worthy R. Warnack, M.D.

PLEASE SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature____________________
Date_________________________

Signature____________________
Date_________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full name as such.